EXHIBIT 99.1

United-Guardian Reports Second Quarter Results

HAUPPAUGE, N.Y., Aug. 08, 2025 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today the financial results for the second quarter and first half of 2025. Second quarter net sales decreased from $3,390,205 in 2024 to $2,838,225 in 2025, with net income decreasing from $956,225 ($0.21 per share) to $626,826 ($0.14 per share). As compared with the first quarter of 2025, the second quarter net sales increased by 14% and net income increased by 12%. Net sales for the six-month period ended June 30th decreased from $6,645,149 in 2024 to $5,319,352 in 2025 and net income decreased from $1,881,667 ($0.41 per share) to $1,187,721 ($0.26 per share).

Donna Vigilante, President of United-Guardian, stated, “Sales of our pharmaceuticals and medical lubricants both increased for the first half of 2025 compared with the same period in 2024. Sales of our medical lubricants increased by 12% and pharmaceutical product sales increased by 11% in the first six months of 2025 compared with the same period in 2024. Those increases were offset by a decrease of sales of our cosmetic ingredients in the first six months of 2025 compared with the same period in 2024. This decrease was attributable to reduced purchases by Ashland Specialty Ingredients (“ASI”), our largest cosmetic distributor. The primary reason for the decrease in purchases by ASI was softer demand in Asia, which resulted in an inventory overstock situation that ASI had to work down before it could increase its purchases. We are working closely with ASI and are hopeful that cosmetic sales will improve in the second half of the year as this overstock situation is resolved. We are also initiating a new project to have Renacidin®, our most important pharmaceutical product, included in additional drug formularies. If this project is successful, we should be able to significantly increase sales of Renacidin over the coming years.”

United-Guardian is a manufacturer of cosmetic ingredients, pharmaceuticals, medical lubricants, and sexual wellness ingredients.

Contact:	Donna Vigilante
(631) 273-0900
dvigilante@u-g.com

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

Financial Results for the Three and Six Months Ended June 30, 2025 and 2024

STATEMENTS OF INCOME (unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2025	2024	2025	2024

Net sales	$2,838,225	$3,390,205	$5,319,352	$6,645,149
Costs and expenses:
Cost of sales	1,340,854	1,561,090	2,463,930	3,117,580
Operating expenses	694,050	602,777	1,326,785	1,171,642
Research and development expense	107,868	111,660	222,262	214,642
Total costs and expenses	2,142,772	2,275,527	4,012,977	4,503,864
Income from operations	695,453	1,114,678	1,306,375	2,141,285
Other income (expense):
Investment income	70,573	100,007	155,260	198,080
Net gain (loss) on marketable securities	24,576	(9,501)	36,926	31,995
Total other income	95,149	90,506	192,186	230,075
Income before provision for income taxes	790,602	1,205,184	1,498,561	2,371,360
Provision for income taxes	163,776	248,959	310,840	489,693
Net income	$626,826	$956,225	$1,187,721	$1,881,667
Earnings per common share (basic and diluted)	$0.14	$0.21	$0.26	$0.41
Weighted average shares (basic and diluted)	4,594,319	4,594,319	4,594,319	4,594,319